EXHIBIT 99.1

CVS/Caremark Merger Closes, Creating the Nation’s Leading Pharmacy Services Company

WOONSOCKET, R.I. --CVS Corporation and Caremark Rx, Inc. today announced that they have formally closed their transformative merger of equals, creating the nation’s premier integrated pharmacy services provider. The combined company, renamed CVS/Caremark Corporation (NYSE: CVS), unifies the nation’s largest pharmacy chain with a leading pharmaceutical services company, creating the opportunity to deliver unique products and services that will help manage costs for employers and improve access and choice for consumers.

“Today’s close of our landmark merger will enable us to begin delivering substantial benefits to shareholders, customers and employees,” said Tom Ryan, CVS/Caremark’s President and Chief Executive Officer. “CVS/Caremark will offer end-to-end services, from plan design to prescription fulfillment, as well as the opportunity to improve clinical outcomes, which will result in better control over healthcare costs for employers and plan providers. The company will improve the delivery of pharmacy services and healthcare decision making, enabling consumers to benefit from unparalleled access, greater convenience and more choice. We look forward to capitalizing on the tremendous opportunity ahead of us to improve the delivery of pharmacy services.”

“After months of planning, we are excited to realize our shared vision of creating the premier provider of pharmacy services in the nation,” said Mac Crawford, Chairman of CVS/Caremark. “Together we will deliver unique products and services that are responsive to the needs of employers, health plans and consumers, and do it in more convenient and flexible ways that allows consumers to take more control of their healthcare needs.”

In light of the closing, CVS/Caremark will commence a cash tender offer in approximately five business days for 150 million, or about 10 percent, of its outstanding shares at a fixed price of $35 per share.

The combined company will trade on the New York Stock Exchange under the symbol “CVS.” Effective today, trading in Caremark stock (NYSE: CMX - News) has been discontinued.

About CVS/Caremark

CVS/Caremark is the nation’s premier integrated pharmacy services provider, combining one of the nation’s leading pharmaceutical services companies with the country’s largest pharmacy chain. The company fills or manages more than one billion prescriptions per year, more than any other pharmacy services provider. CVS/Caremark drives value for pharmacy services customers by effectively managing pharmaceutical costs and improving healthcare outcomes through its 6,200 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS/Caremark is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

Certain Information Regarding the Tender Offer After Closing of the Merger

The information in this press release describing CVS’ planned tender offer following closing of the CVS/Caremark merger is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of CVS/Caremark’s common stock in the tender offer. The tender offer will be made only pursuant to the Offer to Purchase and the related materials that CVS/Caremark will distribute to its shareholders. Shareholders should read the Offer to Purchase and the related materials carefully because they contain important information, including the various terms and conditions of the tender offer. Subsequent to the commencement of the tender offer, shareholders of CVS/Caremark will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that CVS/Caremark will be filing with the Securities and Exchange Commission from the Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Morrow & Co., Inc., the information agent for the tender offer, toll free at 1 (800) 245-1502 when these documents become available. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call Morrow & Co., Inc., the information agent for the tender offer, toll free at 1 (800) 245-1502.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about CVS and Caremark. When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to CVS or Caremark or to the combined company, the management of either such company or the combined company or the transaction are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements, including, without limitation, statements relating to anticipated accretion, return on equity, cost synergies, incremental revenues and new products and offerings, are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of CVS and Caremark, including macroeconomic condition and general industry conditions such as the competitive environment for retail pharmacy and pharmacy benefit management companies, regulatory and litigation matters and risks, legislative developments, changes in tax and other laws and the effect of changes in general economic conditions. The actual results or performance by CVS or Caremark or the combined company, and issues relating to the transaction, could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of CVS or Caremark, the combined company or the transaction.

Contact:
CVS/Caremark Corporation
Investors:
Nancy Christal, 914-722-4704
VP, Investor Relations
or
Media:
Eileen Howard Dunn, 401-770-4561
VP, Corporate Communications